Exhibit 99.1

Brooks Automation Names Michael Rosenblatt, M.D. to its Board of Directors

CHELMSFORD, Mass., September 5, 2018 (PRNEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today announced that Michael Rosenblatt, M.D. has been elected to its Board of Directors. Dr. Rosenblatt is the chief medical officer of Flagship Pioneering, a unique life sciences innovation enterprise, and former chief medical officer of Merck.    He previously served as the Dean of Tufts University School of Medicine and President of the Beth Israel Deaconess Medical Center.

“We are excited and honored to have Mike join our Board,” said Steve Schwartz, President and CEO of Brooks. “He brings extensive life sciences and biotechnology experience and is a distinguished business executive and academic leader.  As we continue the transformation of Brooks, Mike will be an invaluable asset to the Board and the Company.”

Joseph R. Martin, Chairman of the Brooks Board of Directors, also commented, “I am delighted to welcome Mike to our Board.  He has excelled at every stage of his career from medicine and academics to business with big pharma, and he is the perfect fit for the Company at this stage in our transformation.”

Dr. Rosenblatt received his undergraduate degree summa cum laude from Columbia University, and his M.D. magna cum laude from Harvard.  Dr. Rosenblatt has received multiple awards for his accomplishments in life sciences including the Fuller Albright Award, the Vincent du Vigneaud Award, and the Chairman’s Award from Merck. He is a member of the Harvard Medical School Board of Fellows, and the research advisory committees of the Massachusetts General Hospital, the Brigham and Women’s Hospital, and Boston Children’s Hospital.  Dr. Rosenblatt also currently serves on the board of directors of Rubius Therapeutics.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences.  Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments.  Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and since 2011 Brooks has applied its automation and cryogenics expertise to meet the sample storage needs of customers in the life sciences industry.  Brooks' life sciences offerings include a broad range of products and services for on-site infrastructure for sample management in ‑20°C to -190°C temperatures, as well as comprehensive outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

CONTACTS:
Sherry Dinsmore
Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com

John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com